Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT (847) 446-7500

STEPAN REPORTS RECORD QUARTERLY EARNINGS

EARNINGS, EXCLUDING DEFERRED COMPENSATION, UP 30 PERCENT

NORTHFIELD, Illinois, April 24, 2012 -- Stepan Company (NYSE: SCL) today reported record first quarter earnings for the period ended March 31, 2012.

  Net income rose 19 percent to $22.3 million compared to $18.8 million a year ago.
  Net income, excluding deferred compensation expense, rose 30 percent to $23.6 million compared to $18.2 million a year ago.
  Net sales increased 10 percent to $465.3 million on volume growth of 4 percent. Higher selling prices attributable to commodity raw material inflation also contributed to the increase.
SUMMARY
($ in thousands, except per share data)	Three Months Ended March 31

			%
	2012	2011	Change
Net Sales	$465,269	$ 422,598	+	10
Net Income	22,302	18,761	+	19
Net Income Excluding
Deferred Compensation *	23,640	18,223	+	30
Earnings per Diluted Share	$1.97	$1.68	+	17
Earnings per Diluted Share Excluding
Deferred Compensation *	$2.09	$1.63	+	28
* See Table II for a discussion of deferred compensation plan accounting.

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31

	2012	2011	% Change
Net Sales
Surfactants	$347,156	$324,885	+ 7
Polymers	96,749	86,399	+	12
Specialty Products	21,364	11,314	+	89

Total Net Sales	$465,269	$422,598	+	10

The increase in sales was primarily due to higher selling prices and sales volume.

Percentage Change in Net Sales Three Months Ended March 31, 2012

Selling Price	+	7
Volume	+	4
Foreign Translation	- 1
Total	+ 10

  Surfactant sales volume rose 4 percent. North America and Europe each recorded a 3 percent increase in volume, while Latin American volume rose 6 percent. Volume growth in Brazil accounted for a majority of the Latin American increase. Improved volume of functional surfactants used in agricultural, oilfield and biodiesel led the growth in North American volume. Sales of Consumer Products led the volume growth in Europe and Latin America.
  Polymer sales volume grew by 7 percent. Sales volume of polyol, used primarily in rigid foam insulation, grew by 9 percent due to higher demand for insulation in replacement roofing and new demand in metal panel insulation and adhesive applications.
  Specialty Products net sales rose by 89 percent for the quarter as a result of increased sales, attributable to the Company’s 2011 acquisition of the Lipid Nutrition product lines.

Gross profit increased by 24 percent to a record $76.8 million for the quarter.

  Surfactant gross profit grew by 14 percent to $54.0 million. Higher sales volume, improved product mix and the continuing recovery of higher raw material costs in selling prices all contributed to the improvement. North America, Europe and Latin America all posted improved earnings.
  Polymer gross profit grew by 57 percent to $17.4 million. The growth was led by increased demand for polyol in Europe (volume rose 12 percent) and North America (volume rose 7 percent). Selling price increases to recover higher raw material costs contributed to the improvement.
  Specialty Products gross profit rose 57 percent to $6.3 million. The improvement was largely attributable to the Lipid Nutrition product lines acquired in June of 2011.
OPERATING EXPENSES
($ in thousands)	Three Months Ended March 31

	2012	2011	% Change
Selling	$13,651	$10,830	+ 26
Administrative - General	13,453	11,255	+ 20
Administrative - Deferred
Compensation Income*	3,499	(381)	NM
Research, development
and technical service	10,781	10,231	+ 5

Total	$41,384	$31,935	+ 30
* See Table II for a discussion of deferred compensation plan accounting.

The $9.5 million, or 30 percent, increase in operating expenses includes:

œ	Deferred compensation plan expense	$3.9	million
œ	Operating expense of Lipid Nutrition product line acquired in 2011	1.1	million
œ	Higher performance based compensation expense	1.1	million
œ	Higher legal and environmental charges	0.7	million

The remaining increase of $2.7 million relates to headcount additions to support global growth initiatives coupled with routine wage increase.

PROVISION FOR INCOME TAXES

The effective tax rate was 31.7 percent for the first quarter of 2012 compared to 30.7 percent for the first quarter of 2011. The increase was primarily attributable to lower projected tax credits available in the United States, as Congress has not yet reenacted the research and development credit.

BALANCE SHEET

($ in millions)	3/31/12	12/31/11	3/31/11
Net Debt
Total Debt	$201.0	$199.5	$185.7
Cash	64.6	84.1	52.7

Net Debt	$136.4	$115.4	$133.0
Equity	434.7	405.5	377.5

Net Debt + Equity	$571.1	$520.9	$510.5
Net Debt / (Net Debt + Equity)	23.9%	22.2%	26.1%

The balance sheet remains strong and will facilitate our strategy to invest in growth opportunities. Capital expenditures during the quarter were $21.3 million.

OUTLOOK

Our strong first quarter results reaffirm our strategy for growth from both global expansion and higher value added products. All three segments delivered record first quarter profits. Our Surfactant business experienced continued growth in higher value functional surfactants used in agricultural and oilfield products. Our expansion efforts in Brazil delivered solid earnings growth. The Singapore methyl ester plant is just coming on line and should begin shipping product during the second quarter.

The Polymer segment delivered a record first quarter on continued growth of its polyol product used in rigid foam insulation. Our polyol plant expansion in Germany is operational. This new capacity will meet anticipated sales growth for the region. Our PA/Polyol plant will complete its triennial maintenance shutdown in North America in the second quarter.

The Lipid Nutrition business acquired last year contributed to a record quarter for our Specialty Products business. We look forward to further synergies with our historic business.

“We have an opportunity to build on our solid start and deliver significant earnings growth in 2012 as we continue to pursue long term initiatives that deliver value for our shareholders”, said F. Quinn Stepan, Jr., President and Chief Executive Officer.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time (1:00 P.M. CDT) on April 25, 2012. Telephone access to the live conference call will be available by dialing +1 (800-908-9234). To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

ABOUT STEPAN COMPANY

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

For more information about Stepan Company, please visit the Company online at www.stepan.com.

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* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

			Table I

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2012 and 2011
(Unaudited – 000’s Omitted)

		Three Months Ended
		March 31

				%
	2012	2011	Change

Net Sales	$ 465,269	$ 422,598	+	10
Cost of Sales	388,485	360,812	+	8

Gross Profit	76,784	61,786	+	24

Operating Expenses:
Selling	13,651	10,830	+	26
Administrative	16,952	10,874	+	56
Research, development and technical services	10,781	10,231	+	5

	41,384	31,935	+	30

Operating Income	35,400	29,851	+	19
Other Income (Expense):
Interest, net	(2,604)	(2,063)	+	26
Loss from equity in joint venture	(1,141)	(965)	+	18
Other, net	1,065	312	+	241

	(2,680)	(2,716)	-	1

Income Before Provision for Income Taxes	32,720	27,135	+	21
Provision for Income Taxes	10,356	8,319	+	24

Net Income	$22,364	$18,816	+	19
Net Income Attributable to
Noncontrolling interests	(62)	(55)	+	13

Net Income Attributable to Stepan Company	$22,302	$18,761	+	19

Net Income Per Common Share
Attributable to Stepan Company
Basic	$2.11	$1.80	+	17

Diluted	$1.97	$1.68	+	17

Shares Used to Compute Net Income Per
Common Share Attributable to Stepan
Company
Basic	10,511	10,323	+	2

Diluted	11,321	11,169	+	1

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly net income was $1.3 million of expense versus $0.5 million of income last year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

2012	2011		2010

3/31	12/31	3/31	12/31

$87.80	$80.16	$72.50	$76.27

The deferred compensation income statement impact is summarized below:

($ in thousands)	Three Months Ended March 31

	2012	2011
Deferred Compensation
Administrative (Expense) Income	$(3,499)	$381
Other, net – Mutual Fund Income	1,341	486

Total Pretax	(2,158)	867

Total After Tax	$(1,338)	$538

Reconciliation of non-GAAP net income:

($ in thousands)	Three Months Ended March 31

	2012	2011

Net income excluding deferred compensation	$23,640	$18,223
Deferred compensation plan income (expense)	(1,338)	538

Net income as reported	$22,302	$18,761

Reconciliation of non-GAAP EPS:

	Three Months Ended March 31

	2012	2011

Earnings per diluted share excluding deferred
compensation	$2.09	$1.63
Deferred compensation plan income (expense)	(0.12)	0.05

Earnings per diluted share	$1.97	$1.68

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the quarter ending March 31, 2012, the U.S. dollar strengthened against most of the foreign currencies in the locations where the Company does business, when compared to the exchange rates for the quarter ending March 31, 2011. Consequently, reported net sales, expense and income amounts for the quarter ending March 31, 2012, were lower than they would have been had the foreign currency exchange rates remained constant with the rates for the same periods of 2011. Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the first quarter:

	Three Months Ended			(Decrease) Due to
	March 31		Increase	Foreign Translation

(In millions)	2012	2011

Net Sales	$465.3	$422.6	$42.7	$(5.1)
Gross Profit	76.8	61.8	15.0	(0.6)
Operating Income	35.4	29.9	5.5	(0.3)
Pretax Income	32.7	27.1	5.6	(0.3)

Table IV

Stepan Company Consolidated Balance Sheets March 31, 2012 and December 31, 2011

	2012	2011
	March 31	December 31
ASSETS
Current Assets	$514,715	$479,742
Property, Plant & Equipment, Net	391,704	383,983
Other Assets	38,350	37,393
Total Assets	$944,769	$901,118
LIABILITIES AND EQUITY
Current Liabilities	$247,614	$233,226
Deferred Income Taxes	8,745	8,644
Long-term Debt	163,840	164,967
Other Non-current Liabilities	89,888	88,816
Total Stepan Company Stockholders’ Equity	433,039	401,211
Noncontrolling Interest	1,643	4,254
Total Liabilities and Equity	$944,769	$901,118